Exhibit 10.1

EMPLOYMENT AGREEMENT AND GENERAL RELEASE

1.Parties.  The parties to this Employment Agreement and General Release ("Agreement") are:

A.Steven M. Glick ("Employee").

B.Public Storage, PSSC Inc. and their past and present shareholders, officers, directors, employees, subsidiaries, partners, affiliated companies, attorneys, agents, and their successors, heirs, executors and administrators and representatives (herein “Employer").

This Agreement shall become effective on the day that both parties sign below (the “Effective Date.”)

2.Recitals.

A.Employee is currently employed by Employer as Senior Vice President, Chief Legal Officer and Corporate Secretary.  The parties agree that the employment relationship will continue until 11:59 P.M. Pacific Time March 2, 2015, unless terminated earlier pursuant to the terms of this Agreement (“Termination Date”).

B.The parties have agreed that to end their employment relationship in a mutually satisfactory manner, and to resolve all known and unknown disputes between the parties, the following covenants and agreements shall be made:

3.Consideration.

If Employee executes and delivers to Employer (a) an executed original of this Agreement within twenty-one days and does not revoke same; and (b) within twenty-one days following March 3, 2015, but no earlier than March 3, 2015, Employee executes a further General Release in the form attached hereto as Addendum A and does not revoke same; the Parties agree as follows:

A. Subject to the provisions of Section 6 below, the parties agree that through December 31, 2014, Employee will, among other things that Employer may reasonably request in connection with Employer’s business, (a) use his reasonable best efforts to assist in effectuating a smooth transition of his projects, assignments and responsibilities, which shall include, but not be limited to, the search, hiring and training of his successor, (b) provide ongoing strategic and other advice and assistance as Employer may determine, in its sole discretion, to be necessary, and (c) continue to fulfill his responsibilities to the satisfaction of Employer.

B. If (a) Employee’s employment has not been terminated subject to the provisions of Section 6 below, and (b) assuming Employee has satisfactorily performed those responsibilities that are set forth in Paragraph 3A above, which shall be determined in Employer’s sole reasonable discretion exercised in good faith, and (c) Employee has executed and delivered to Employer an executed original of this Agreement within twenty-one days and has not revoked same, as further consideration, on December 31, 2014, Employer will pay to Employee the sum of $250,000 less applicable withholdings.

C. The Parties agree that beginning on the Effective Date through December 31, 2014, Employee’s employment shall continue according to the same terms, conditions, duties, policies, compensation, incentives, and benefits as immediately prior to the Effective date.

D. Effective January 1, 2015 through the Termination Date, Employee’s work schedule shall be reduced such that Employee shall perform work for the Company on an as needed basis not to exceed 20 hours per week.  Employee shall be paid at the hourly rate of one hundred sixty-eight dollars and 27 cents ($168.27) for any such work performed.

E. Assuming Employee is continuously employed through the Termination Date, Employee shall continue to be entitled to any restricted share units and stock option awards previously granted that would vest up to and including March 3, 2015.  Employee’s right to exercise vested stock options after the last date of his employment is governed by the terms of the 2007 Equity and Performance Based Compensation Plan and the terms of the applicable restricted share unit award agreement, which provide that Employee has 30 days from the last date of his employment to exercise any vested stock options.   As of Employee’s Termination Date, any unvested restricted share unit and stock option awards will immediately be terminated.

F. Between January 1, 2015 and the Termination Date, Employee shall not be entitled to participate in Employer’s group insurance plan but shall be permitted to participate in Employer’s 401(k) plan.

G. If Employee executes and delivers to Employer (a) an executed original of this Agreement within twenty-one days and does not revoke same; and (b) within twenty-one days following March 3, 2015, but no earlier than March 3, 2015, Employee executes a further General Release in the form attached hereto as Addendum A and does not revoke same; as further consideration, within fourteen business days thereafter, Employer will pay to Employee the sum of $250,000 less applicable withholdings.

H. Employee explicitly acknowledges that all of Employer’s obligations hereunder, including but not limited to the payment of all amounts and the continued vesting of any restricted share units and stock option awards previously granted as set forth in this Agreement, is conditioned on Employee executing an original of this Agreement within twenty-one days and not revoking same and within twenty-one days following March 3, 2015, but no earlier than March 3, 2015, Employee executing a further General Release in the form attached hereto as Addendum A and not revoking same.  If Employee fails to execute both documents or if Employee revokes his release of claims, all of Employer’s obligations under this Agreement will immediately terminate and Employee shall immediately return any and all consideration Employer has paid under this Agreement and return any and all consideration that has vested to Employee under this Agreement.

4.Cooperation.

The parties further agree that at all times following the Termination Date, Employee will cooperate fully with the Employer in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, governmental agency or arbitration proceeding involving the Employer with respect to which the Employee has relevant information arising out of his employment with the Employer.  Employee also will assist Employer during the discovery phase (or prior thereto) of any judicial, administrative, arbitration, or governmental agency proceeding involving Employer and with respect to which the Employee has relevant information arising out of his employment with Employer including, without limitation, meeting with counsel, assisting and cooperating in the preparation and review of documents, and meeting with other representatives of the Employer.  The parties agree that such cooperation and assistance shall, to the extent practicable (giving due regard to the needs of the Employer and the requirements of Employee’s then current work obligations), be at times and places that are mutually convenient to both the Employee and the Employer.  The Employer agrees that it will pay, upon production of appropriate receipts, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by Employee in connection with such assistance.  Employee represents that he is not presently aware of any conflict of interest between himself and Employer in connection with any pending litigation or investigations that may give rise to a question regarding the possible need for independent counsel with respect to the defense of such matters and will immediately notify Employer if any conflict of interest shall arise in the future.

5.Non-Admission of Liability.  The parties understand and agree that their execution of this Agreement shall not in any way constitute or be construed as an admission of liability whatsoever by party, their successors or any related parties.

6.Termination of Employment Relationship.  Unless the employment relationship is otherwise terminated in connection with this section, the parties agree that Employee's employment with Employer shall terminate as of 11:59 P.M. Pacific Time on March 3, 2015.  Prior to March 3, 2015, the employment relationship may only be terminated by the Employer for “cause.”  Termination for “cause” may be based upon any of the following, as determined by Employer in its reasonable discretion exercised in good faith:

(i)Any act of fraud, dishonestly, embezzlement, or theft.

(ii)Conviction of, or a plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude;

(iii)Any act of gross negligence in the performance of Employee’s responsibilities;

(iv)Any inexcusable repeated or prolonged absence from work other than as a result of illness or a disability occurring prior to December 31, 2014;

(v)Employee’s voluntary resignation from employment with Employer after having committed any act that would constitute “cause” for termination of the employment relationship as defined in this Section 6;

(vi)Employee’s willful failure to fulfill the responsibilities of the Employee’s position occurring prior to December 31, 2014.

In the event Employee’s employment is terminated for cause, Employee will receive his base salary and unused vested vacation benefits through the date of termination, plus reimbursement for those properly documented, reasonable travel or similar expenditures incurred by Employee prior to termination and consistent with prior practice that are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and Employer will not owe to Employee any other compensation or financial obligations, including but not limited to the compensation and consideration set forth in paragraph 3 above.

Notwithstanding anything in this Agreement to the contrary, beginning on January 1, 2015 Employee may seek or accept employment outside of Employer.

7.Property.  By December 31, 2014, Employee will execute and deliver to Employer a truthful written acknowledgment that Employee has returned to Employer all documents, reports, files, memoranda, records, Company credit cards, key passes, door and file keys, laptop, computer access codes, information and other physical and personal property of Employer which Employee received or helped prepare in connection with Employee’s employment and which Employee has in Employee’s possession.  The term "information" as used in this Agreement means (a) confidential information including, without limitation, information received from Employer's clients, employees or its agents, under confidential conditions; and (b) other business or financial information received because of Employee's employment with Employer.

Employee further represents that he will remove all personal possessions from Employer’s premises by December 31, 2014.

8.Trade Secrets and Confidential Information.  Employer’s competitive success depends on the proper safeguarding of Employer’s trade secrets and confidential information.  Certain such information of Employer pertains to the privacy interests of individuals and must be safeguarded for that reason as well.  Employee promises to continue to preserve the confidentiality of Employer’s trade secrets and commercially useful confidential information learned through Employee’s employment and to use this information only as necessary and appropriate for Employer’s legitimate business purposes.  Employee promises to safeguard against disclosure without the consent of affected persons all information touching on the privacy interests of Employer’s employees and tenants.  Employer’s trade secrets and commercially useful confidential information include without limitation Employer’s non-public financial information and the contents of Employer’s business plans.

9.Non Solicitation.  Employee agrees that for a period of one year following the termination or expiration of this agreement, Employee will not directly or indirectly, or by action in concert with others, induce or influence (or seek to induce or influence), any person who is engaged as an employee, agent, independent contractor or otherwise by Employer to terminate such person’s employment or engagement with Employer.

10.General Release by Employee.   In exchange for the promises contained herein, Employee, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, for Employee, Employee’s attorneys, successors and assigns (collectively "Releasors"), hereby releases and forever discharges Employer, and its subsidiaries, affiliates, officers, directors, shareholders, successors, predecessors, agents, attorneys, present employees and past employees, and each of their respective subsidiaries, affiliates, officers, directors, shareholders, successors, predecessors, agents, attorneys, present employees and past employees (collectively “Releasees”), and each of them from any and all past, present and future claims, demands, causes of action, and liabilities of every kind and nature whatsoever, known and unknown, suspected or unsuspected, which the Releasees ever had, now have, hereinafter can, shall or may have, from the beginning of time to the effective date hereof, including but not limited to any claims, demands, causes of action or liabilities which Employee could assert at common law, by any statute, rule, regulation, ordinance or law, whether federal, state or local, or on any other grounds whatsoever, that pertain to or arise out of the Employee's employment with Employer, including but not limited to claims under the California Labor Code, California Government Code, the Employment Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000E et seq., the Age Discrimination In Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of Title 42 of United States Code, claims for wrongful discharge, breach of contract, negligence, implied contract, quasi-contract, promissory estoppel, implied covenant of good faith and fair dealing, bad faith and denial of existence of contract, defamation, interference with contractual relationships, invasion of privacy, infliction of emotional distress, employment discrimination, retaliation, failure to prevent discrimination from occurring, fraud, and all other federal, state and local laws, ordinances, regulations or orders which relate in any way to employment, termination of employment or the continuing effects thereof.  Nothing herein is intended to effect any rights that Employee may have to indemnity.

11.Notice Re Waiver of Rights.  If Employee signs this Agreement, Employee will forever give up all rights and claims arising out of his employment with Employer, including the waiver and release of all discrimination claims.  The Federal Age Discrimination In Employment Act requires that employers give certain notices to employees (including ex-employees) involved in claims that may include age discrimination.  Pursuant to the Federal Age Discrimination In Employment Act, Employer hereby notifies Employee of the following employee rights:

A.Employee may not waive or release any right or claim under the Age Discrimination In Employment Act unless Employee's waiver and release is knowing and voluntary, and employee fully understands all of the terms of the release.

B.Employee's waiver and release must be part of an agreement between Employee and Employer and must be written in a manner calculated to be understood by Employee.

C.Employee's waiver or release must specifically refer to the rights or claims arising under the Federal Age Discrimination In Employment Act.

D.Employee may not waive or release any of Employee's rights or claims that arise after the date Employee signs this Agreement.

E. Employee may only waive or release rights or claims in exchange for consideration in addition to anything of value to which Employee is already entitled.

F.Employee is advised in writing to consult with an attorney before signing this Agreement.

G.Employee has a period of at least 21 days in which to consider whether to sign this Agreement and this Agreement provides that for seven days after Employee signs this Agreement, Employee may revoke the Agreement and this Agreement will not become effective or enforceable until this seven day revocation period expires.

Revocation shall be made solely by delivering a written notice of revocation to:

Candace N. Krol

Senior Vice President – Human Resources

Public Storage

701 Western Avenue,

Glendale, CA  91201

Employee agrees to keep written documentation proving that Employee revoked this Agreement as provided in this paragraph, either by keeping the documents attesting to the delivery of the revocation, or verification that the fax was, in fact, received.  If Employee signs this Agreement before the 21-day period has expired, Employee does so knowingly and voluntarily.

12.Power to Release.  Employee represents and warrants that Employee is the sole owner of the claims, demands, causes of action and liabilities which Employee is releasing, and Employee has full power to give the release provided for herein.  Employee further represents and warrants that Employee has not assigned or transferred any of the claims, demands, causes of action or liabilities released herein and agrees to indemnify and hold Employer harmless from and against any claims, demands, causes of action and liabilities, including attorney fees incurred, arising out of any such transfer or assignment.

13.Waiver of Unknown Claims.  Employee expressly waives the provisions, rights and benefits of Section 1542 of the California Civil Code and any similar laws of any other jurisdiction, which provide:

"Section 1542.  General Release -- Claims Extinguished.  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California as well as all other jurisdictions, the Employee expressly acknowledges that the General Release contained in Paragraph 10 is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

This Paragraph 13 shall not serve as a release of rights under or preclude the parties from filing suit to enforce the provisions of the Agreement or with respect to any right to indemnification provided under Employee’s director and officers’ liability insurance policy or Employer’s bylaws.

14.Integration.  This Agreement (including the Addendum) and the Arbitration Agreement contains a single integrated contract expressing the entire agreement of the parties on the issues stated herein.  With the exception of the parties’ existing arbitration agreement (which the parties intend to remain effective), there are no other agreements, written or oral, express or implied, prior or collateral, between the parties, except the Agreement set forth herein.  No representative of any party hereto has or had any authority to make any representations or promises not contained in this Agreement, and each of the parties acknowledges that they have not executed this Agreement in reliance upon any such representation or promise.  This Agreement cannot be modified or changed except by a written instrument signed by each of the parties.

15.Severability.  The provisions of this Agreement are severable, and if any part is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

16.Effective Date.  Employee shall have a period of at least 21 days within which to consider this Agreement, and, if thereafter executed by Employee, this Agreement may be revoked for a period of seven days following the execution of this Agreement.  This Agreement shall not become effective or enforceable until such revocation period has expired without the exercise of such revocation right.

17.Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  This Agreement may be executed in counterparts, each of which may be deemed to be an original and all of which shall constitute the Agreement; provided, however, that the Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.

18.Captions and Interpretations.  Paragraphs, titles, captions contained herein are inserted for convenience and reference, and are not intended to define, limit or describe the scope of the Agreement or any provisions thereof.  No provision of the Agreement is to be interpreted for or against any party on the basis that a particular party or Employee’s attorney drafted such provisions.

19.Conditions of Execution.  Each party acknowledges and warrants that their execution of the Agreement is free and voluntary.

20.Attorney Fees and Costs.  If any party hereto commences any action or other proceeding to enforce or interpret this Agreement, including any actions to reform or rescind or any manner effect the provisions of this Agreement, the prevailing party shall be entitled to all reasonable costs incurred therewith, including but not limited to actual attorney fees.  Otherwise, the parties shall each bear their own attorney fees and costs incurred.

Dated: 2/19/14	/s/ Steven M. Glick
Steven M. Glick, Employee

Dated: 2/19/14	Employer

By:/s/ Ronald L.Havner, Jr..
Ronald L.Havner, Jr..
Its:Chief Executive Officer

ADDENDUM A

General Release by Employee.   For good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, for Employee, Employee’s attorneys, successors and assigns (collectively "Releasors"), hereby releases and forever discharges Employer, and its subsidiaries, affiliates, officers, directors, shareholders, successors, predecessors, agents, attorneys, present employees and past employees, and each of their respective subsidiaries, affiliates, officers, directors, shareholders, successors, predecessors, agents, attorneys, present employees and past employees, heirs, executors, and personal representatives (collectively “Releasees”), and each of them from any and all past, present and future claims, demands, causes of action, and liabilities of every kind and nature whatsoever, known and unknown, suspected or unsuspected, which the Releasees ever had, now have, hereinafter can, shall or may have, from the beginning of time to the effective date hereof, including but not limited to any claims, demands, causes of action or liabilities which Employee could assert at common law, by any statute, rule, regulation, ordinance or law, whether federal, state or local, or on any other grounds whatsoever, that pertain to or arise out of the Employee's employment with Public Storage, including but not limited to claims under the California Labor Code, California Government Code, the Employment Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000E et seq., the Age Discrimination In Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of Title 42 of United States Code, claims for wrongful discharge, breach of contract, negligence, implied contract, quasi-contract, promissory estoppel, implied covenant of good faith and fair dealing, bad faith and denial of existence of contract, defamation, interference with contractual relationships, invasion of privacy, infliction of emotional distress, employment discrimination, retaliation, failure to prevent discrimination from occurring, fraud, and all other federal, state and local laws, ordinances, regulations or orders which relate in any way to employment, termination of employment or the continuing effects thereof. Nothing herein is intended to effect any rights that Employee may have to indemnity.

If Employee signs this Addendum, Employee will forever give up all rights and claims that may have arisen out of his Employment, including the waiver and release of all discrimination claims.  The Federal Age Discrimination In Employment Act requires that employers give certain notices to employees (including ex-employees) involved in claims that may include age discrimination.  Pursuant to the Federal Age Discrimination In Employment Act, Employer hereby notifies Employee of the following employee rights:

A.Employee may not waive or release any right or claim under the Age Discrimination In Employment Act unless Employee's waiver and release is knowing and voluntary, and employee fully understands all of the terms of the release.

B.Employee's waiver and release must be part of an agreement between Employee and Employer and must be written in a manner calculated to be understood by Employee.

C.Employee's waiver or release must specifically refer to the rights or claims arising under the Federal Age Discrimination In Employment Act.

D.Employee may not waive or release any of Employee's rights or claims that arise after the date Employee signs this Addendum.

E. Employee may only waive or release rights or claims in exchange for consideration in addition to anything of value to which Employee is already entitled.

          F.Employee is advised in writing to consult with an attorney before signing this Addendum.

G.Employee has a period of at least 21 days in which to consider whether to sign this Addendum, and this Addendum provides that for seven days after Employee signs this Addendum, Employee may revoke the Addendum and this Addendum will not become effective or enforceable until this seven day revocation period expires.

Revocation shall be made solely by delivering a written notice of revocation to:

Candace N. Krol

Senior Vice President – Human Resources

Public Storage

701 Western Avenue, Glendale, CA  91201

Employee agrees to keep written documentation proving that Employee revoked this Addendum as provided in this paragraph, either by keeping the documents attesting to the delivery of the revocation, or verification that the fax was, in fact, received.  If Employee signs this Addendum before the 21-day period has expired, Employee does so knowingly and voluntarily.

The payment of all amounts set forth in the Agreement attached hereto are contingent upon the non-revocation of this Addendum and Employer’s obligations thereunder will not become effective or enforceable until this seven-day revocation period expires.  If Employee revokes his release of claims as provided above, all of Employer’s obligations under the Agreement will immediately terminate.

Dated:
Steven M. Glick, Employee